EXHIBIT 99.1

National Datacomputer, Inc. Announces Resignation of President/CEO and appointment of new Chief Executive Officer

BILLERICA, Mass., October 5, 2009-- National Datacomputer, Inc. (OTC Bulletin Board: NDCP - News), a provider of mobile computing solutions, announces the resignation of Mr. William B. Berens as Director, President and Chief Executive Officer of the Company, effective September 29, 2009.  Mr. Berens resigned to pursue other interests.

The Company also announces that the Board of Directors has appointed Ms. Bruna Bucacci as Director, President and Chief Executive Officer of the Company, effective immediately.  Ms. Bucacci has served as the Company’s Chief Operating Officer since March 2007 and Chief Accounting Officer since November 2005.  Ms. Bucacci joined NDI in May 1996 as Controller. Prior to joining the Company, Ms. Bucacci was Corporate Controller for Thermedics Detection, Inc. and held various managerial positions for Thermo Electron, Inc. Ms. Bucacci is a graduate of Boston College where she received a BS degree in Mathematics and a graduate of Bentley College where she received a BS degree in Accounting.

Founded in 1986, National Datacomputer, Inc. markets, sells, and services computerized systems used to automate the collection, processing and communication of information related to product sales and distribution. The Company's products and services include data communication networks, application-specific software, hand-held computers and related peripherals, as well as associated training and support services.

We wish to caution you that certain matters discussed in this news release may constitute forward-looking statements that involve risks and uncertainties. Readers are cautioned that actual results or events could differ materially from those stated or implied in forward-looking statements. These risks and uncertainties are set forth in more detail in the section entitled Factors that May Affect Future Results in the Company's most recently filed Form 10-Q, Form 10-K and the other reports filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Contact Information:
Bruna Bucacci, President/CEO
National Datacomputer, Inc.
900 Middlesex Turnpike
Billerica , Massachusetts 01821
Tel: (978) 663-7677